EXHIBIT 10.113
December 29, 2006
The MEGA Life and Health Insurance Company
9151 Boulevard 26
North Richland Hills, Texas 76180

Attn:	William J. Gedwed, Chairman
Gentlemen:
This letter amends the agreement (the “Agreement”), dated August 18, 2006, between The Blackstone Group L.P. (“Blackstone”) and The MEGA Life and Health Insurance Company (the “Company”), which Agreement contemplates certain financial advisory services to be rendered by Blackstone to the Company with respect to the sale of the Company’s Star HRG and Student Insurance divisions.
In addition to the amounts specified to be paid by the Company under the Agreement, the Company agrees to pay Blackstone a fee equal to $1,000,000.00 (one-million dollars) for services rendered in structuring and negotiating (i) the convertible note (the “UnitedHealth Note”) that the Company received from UnitedHealth Group Inc. (“UnitedHealth”) in consideration for the sale of the Student assets, and (ii) the contract with Deutsche Bank AG (“Deutsche”) requiring Deutsche to pay unpaid principal and interest on the Note under certain specified circumstances if UnitedHealth fails to make such payments.
Blackstone acknowledges and agrees that the terms of this Amendment and the transactions contemplated hereby constitute a transaction between HealthMarkets, Inc. (the indirect parent of the Company) and a “related party,” and, as such, (a) is subject to the prior approval and consent of a majority of the directors of HealthMarkets, Inc. who are not affiliated with Blackstone and (b) is subject to the prior approval of the Oklahoma Insurance Department.
Except to the extent as modified or supplemented hereby, the Agreement shall remain in all respects in full force and effect.

Very truly yours,

THE BLACKSTONE GROUP L.P.

By:

Name:	Martin Alderson Smith Senior Managing Director
Accepted and agreed to as of the date first written above:
The MEGA Life and Health Insurance Company

By:

Name:	William J. Gedwed
Chairman